Exhibit 10.63
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
LEASE AGREEMENT
THIS LEASE AGREEMENT is entered into as of the 29th day of October, 2010 by and between ST. CHARLES PROPERTIES LLC, a Missouri limited liability company, with a mailing address of 625 North Main Center, St. Charles, Missouri 63301 (“Landlord”), and AMERICAN RAILCAR INDUSTRIES, INC., a North Dakota corporation (“Tenant”).
1. PREMISES. Tenant accepts from Landlord, the premises containing [*****] square feet located on the first, second and third floors outlined on the floor plan attached hereto as Exhibit “A,” attached hereto and incorporated herein by this reference (the “Premises”) in the building located at 100 Clark Street, St. Charles, Missouri 63301 (the “Building”) (said Building, together with the improvements thereon and the parking areas exclusively serving Tenant being called the “Property”), for the term, the rent, and subject to the conditions and covenants hereinafter provided. At any time during the term and provided that vacant space is available in the Building and is not otherwise subject to another’s rights, Tenant may expand the Premises into such vacant space upon the same terms and conditions hereunder. Landlord and Tenant agree to enter into an amendment to this Lease to memorialize any such expansion.
2. TERM; RENEWAL.
(a) The term of this Lease shall commence on January 1, 2011 (the “Commencement Date”) and shall end on the date that is eleven (11) years after the Commencement Date unless sooner terminated as provided herein, to be occupied and used by Tenant for general office use and all other ancillary uses in connection therewith.
3. RENT.
(a) Tenant shall pay to Landlord the following as Base Rent:

Calendar		Monthly Installments of
Year	Annual Rent	Rent
2011	[*****]	[*****]
2012	[*****]	[*****]
2013	[*****]	[*****]
2014	[*****]	[*****]
2015	[*****]	[*****]
2016	[*****]	[*****]
2017	[*****]	[*****]
2018	[*****]	[*****]
2019	[*****]	[*****]
2020	[*****]	[*****]
2021	[*****]	[*****]

If, beginning in the 2011 tax year, the city of Saint Charles does not grant a reduction of personal property taxes of $[*****], as estimated by the Landlord, over the term of the lease to Tenant and American Railcar Leasing, LLC, the Base Rent will be reduced consistent with Landlord’s estimate of tax benefits over the term of the Lease.
Such Base Rent shall be payable to Landlord in advance promptly on the first day of every calendar month of the term, and pro rata, in advance, for any partial month at the address first written above or as directed from time to time upon Landlord’s notice. Interest at the per annum rate of ten percent (10%) will be charged by Landlord retroactively to the first day of the month for any Rent not paid by Tenant on or before the tenth (10th) day of any calendar month.
(b) It is understood that the Base Rent does not anticipate any increase in the amount of taxes on the Property or in the cost of operations and maintenance thereof. Therefore, in order that the rental payable throughout the term of the Lease shall reflect any such increase, the parties agree that Tenant shall pay Tenant’s Share of Excess Taxes and Operating Expenses (defined below) as hereinafter in this Section set forth. The annual Base Rent, and all other sums due hereunder shall hereinafter be referred to as the “Rent.”
(i) Definitions.
Tenant’s Share: The amount of Tenant’s pro rata share of the Excess Taxes and Operating Expenses as hereinafter defined. Tenant’s Share is agreed to be [*****]% of such increase, calculated as the ratio of the square footage of the Premises [*****] to the total square footage of the Building 60,131.
Base Year: The Base Year for Operating Expenses shall be the average of the Operating Expenses for 2011 and 2012. Notwithstanding the foregoing, the Base Year expenses for the [*****]% allocated to Tenant shall be:

Taxes	[*****]

Utility Costs (being electric, gas, water, sewer, trash, and paper recycling)	[*****]

Janitorial Costs (being janitorial services, supplies, porter, carpet cleaning and floor mats)	[*****]

Insurance Costs	[*****]

On-Site Maintenance Personnel (being staff providing maintenance services to the Premises)	[*****]
Excess Taxes and Operating Expenses: The amount, if any, by which Taxes and Operating Expenses for each calendar year during the term of this Lease exceed Taxes and Operating Expenses for the Base Year.

Taxes: The total of: (i) All real estate taxes, payable (adjusted after protest or litigation, if any) for any part of the term of this Lease, exclusive of penalties, on the Building only, and (ii) any special assessments against the Building (except any payable in whole or in part during the calendar year 2011) which, for purposes of this Lease shall be deemed payable in equal annual installments whether or not actually so payable. In no event shall any increases in the real estate taxes attributable to improvements made to other parts of the tax parcel in which the Building is located, be included in Taxes. Tenant shall have the right to contest the Taxes during the term and Landlord agrees to cooperate with Tenant’s efforts in doing so. Any savings shall be for the benefit of the tenants of the Building.
Operating Expenses: Those expenses (including the premiums for the insurance required to be carried by Landlord hereunder, except insurance against the loss of rents (collectively, “Insurance Costs”)) incurred or paid on behalf of Landlord in respect of the operation and maintenance of the Building which, in accordance with accepted principles of sound accounting practice used by Landlord, as applied to the operation and maintenance of first class office buildings, are properly chargeable to the operation and maintenance of the Property.
Operating Expenses shall not include the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces), including but not limited to, costs of governmental permits; (ii) costs of repairs, replacements or improvements that would be classified as capital items in accordance with generally accepted accounting principles; (iii) depreciation, amortization, interest and principal payments on mortgages, and other debt, financing or refinancing costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for Common Areas); (vi) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (vii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the sale and/or leasing of the Building; (viii) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants (other than through the payment of additional rent under such tenants’ leases) or any other source; (ix) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (x) rental under any ground or underlying lease or leases; and (xi) Taxes. In addition, Operating Expenses shall exclude the following:
(1) legal fees in connection with leasing, tenant disputes or enforcement of leases;
(2) any reserves, sinking funds or similar items, or any bad debt loss, rent loss or reserves for bad debts or rent loss;
(3) the cost of repairs or maintenance which are covered by warranties, guarantees or service contracts;
(4) any legal and auditing fees;
(5) the wages of any employee who does not devote substantially all of his or her time to the Property other than the On-Site Maintenance Personnel;
(6) fines, penalties and interest;
(7) costs for performing any work or furnishing services, including electric current, to or for any tenant, which is materially in excess of the work or services provided generally to tenants of the Building without additional charge;

(8) administrative and management fees, as well as executive salaries above the grade of property manager, brokers and Landlord’s home office overhead;
(9) costs of (a) any works of art, or (b) additions to the Building or the other improvements subsequent to the date of original construction, or (c) correcting defects in or inadequacy of design or construction of the Building or the other improvements, or (d) initial painting or decorating of any part of the Building or the other improvements;
(10) the cost of any repairs, alterations, additions, changes, replacements and other items which are pursuant to or as a result of condemnation;
(11) any expenditures for any portion of the Property that is under construction or renovation that has not been completed on the date of this Lease;
(12) fees and expenses paid to affiliates of Landlord or any entity controlled by a person related to Landlord in excess of commercially reasonable and customary amounts;
(13) dues to professional and lobbying organizations;
(14) expenses (e.g., costs of any judgment, settlement or arbitration award) relating to or resulting from the negligence or willful misconduct of Landlord, its agents or employees;
(15) costs associated with the operation of the business of the partnership, corporation or owning entity, and the cost of defending any lawsuits;
(16) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation;
(17) any profits received by Landlord on account of computations where the aggregate of the proportionate shares for all tenants in the Building equals a number greater than 100;
(18) costs for services, which costs are materially in excess of costs for services provided for tenants in office buildings similar to the Building and located in the county in which the Building is situated;
(19) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
(20) the cost of installing, operating, maintaining, and insuring any specialty facility, such as a luncheon club, athletic or recreational club;
(21) franchise taxes, income taxes, transfer taxes, gains taxes and similar costs incurred by Landlord and any taxes other than as expressly included in the definition of Taxes;
(22) cost of electricity consumed in any area of the Building rented or available for rent to the extent such costs would not have been included had such space been occupied by another tenant, and costs that would duplicate costs theretofore included in Operating Expenses;
(23) arbitration expenses unrelated to the maintenance, operation and security of the Building and any other arbitration expenses incurred in connection with leases of space in the Building or with default or eviction proceedings against tenants or relating in any other way to tenant disputes;

(24) unless caused solely by Tenant after the Commencement Date, costs relating to, or in connection with, the removal containment, encapsulation, disposal, repair, monitoring, testing, venting, clean-up, remediation, or compliance with laws pertaining to (i) asbestos; or (ii) any hazardous, toxic or regulated substance or gas;
(25) any extraordinary item of Operating Expense arising or incurred during the Lease term, and any political or charitable contributions;
(26) rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be capital items, except for (a) expenses in connection with making minor repairs on or keeping Building systems in operation while minor repairs are being made, and (b) costs of equipment not affixed to the Building that is used in providing janitorial, snow removal, or similar services; and
(27) any costs or expenses related to any improvements, sidewalks, driveways, parking areas or other facilities that serve in whole or in part properties or buildings other than the Building.
All Operating Expenses shall be net of all reimbursements, credits, rebates, abatements, incentives or other payments of any nature received by Landlord on account thereof or with respect thereto, including, but not limited to, all revenues derived from the operation of all Common Areas or facilities.
Uncontrollable Costs: Those expenses for Taxes, Insurance Costs, snow and ice removal, and Utility Costs.
(ii) Commencing January 1, 2012 for Taxes, Insurance Costs, Janitorial Costs, On-Site Maintenance Personnel, and Utility Costs (see definitions in “Base Year” above), and January 1, 2013 for all other Operating Expenses, and in each calendar year thereafter during the term of this Lease, on or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Share of Landlord’s estimate of the Excess Taxes and Operating Expenses for such calendar year. If Landlord’s written statement of such estimated amounts is furnished after the commencement of the calendar year, Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the calendar year for which such payment was paid (with a credit given for any lesser estimated payment made by Tenant for such months). In no event shall the Operating Expenses for any calendar year exceed 104% of the Operating Expenses paid by the Tenant for the previous calendar year, excluding Uncontrollable Costs.
(iii) Within sixty (60) days after the close of each calendar year, Landlord shall deliver to Tenant a written statement setting forth the actual Taxes and Operating Expenses and Tenant’s Share of the Excess Taxes and Operating Expenses during such preceding calendar year. If such Excess Taxes and Operating Expenses for any calendar year exceed the estimated Excess Taxes and Operating Expenses paid by Tenant to Landlord pursuant to Subparagraph (ii) above for such calendar year, Tenant shall pay the amount of such excess to Landlord (subject to the cap set forth in Subparagraph (ii) above) within thirty (30) days after Tenant’s receipt of such statement. If such statement shows the Excess Taxes and Operating Expenses to be less than the estimated Excess Taxes and Operating Expenses paid by Tenant to Landlord pursuant to Subparagraph (ii) above, then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement.

(iv) Provided that Tenant has given Landlord notice of its intent to inspect within ninety (90) days after receipt of such statement, Tenant’s authorized employee or agent shall have the right to inspect the books and records of Landlord for the purpose of verifying information in such statement. Tenant’s authorized employee or agent shall be given reasonable access within ten (10) days after receipt of Tenant’s notice (and thereafter as may be reasonably required by Tenant) to Landlord’s books and records during Tenant’s business hours at Landlord’s office in the Building. Landlord shall ensure that all of its records pertaining to the Taxes and Operating Expenses are located in such office. Unless Tenant asserts specific error(s) within one year of its receipt of such statement, as such period may be extended if Tenant is not provided with sufficient access to Landlord’s books and records, such statement shall be deemed correct. If Tenant’s inspection determines that Landlord overcharged Tenant by more than three percent (3%) of the actual Taxes and Operating Expenses, Landlord agrees to pay for Tenant’s audit of Landlord’s books.
(v) No decrease in Taxes and/or Operating Expenses shall reduce Tenant’s Rent below the annual Base Rent.
(vi) All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease shall be deemed additional rent and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent.
4. USE OF PREMISES. Tenant agrees to comply with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may hereafter from time to time make for the Building. Landlord shall not be responsible for the non-observance by any other tenant of any of said rules and regulations:
(a) Tenant shall not exhibit, sell or offer for sale on the Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the Premises by Tenant without the advance consent of Landlord.
(b) Tenant will not make or permit to be made any use of the Premises or any part thereof which (i) would violate any of the covenants, agreements, terms, provisions and conditions of this Lease, (ii) directly or indirectly is forbidden by public law, ordinance or governmental regulation, or (c) may be dangerous to life, limb, or property.
(c) Tenant, at Tenant’s cost, may install additional signage in, on and about the Premises and the Building provided the same has been approved by all applicable governmental entities.
(d) All keys must be returned to Landlord at the expiration or termination of this Lease.
(e) Unless Landlord gives advance written consent, Tenant shall not install or operate any steam or internal combustion engine, or boiler in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or use any illumination other than electric light, or use or permit to be brought into the Building any inflammable fluids such as gasoline, kerosene, naphtha, and benzine, or any explosives, radioactive materials or other articles deemed extra hazardous to life, limb or property except in a manner which would not violate any ordinance or regulation of the City of St. Charles, Missouri (the “City”) or which would result in insurance companies of good standing refusing to insure the Building. Tenant shall not use the Premises for any illegal or immoral purpose.

(f) Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the building by reason of noise, odors and/or vibrations, or materially interfere in any way with other tenants, nor shall any animals (other than assistance animals) or birds be brought in or kept in or about the Premises or the Building.
(g) Tenant shall see that the doors, and windows, if operable, of the Premises are closed and securely locked before leaving the Building and must use reasonable caution to ensure that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building.
5. SERVICES.
(a) Landlord shall provide, at Landlord’s expense, except as otherwise provided,
(i) All utilities necessary to operate the Premises (other than telephone and other communications) for Tenant’s normal business operations.
(ii) Janitorial service daily (Saturdays, Sundays and holidays excepted); such janitorial service shall include at a minimum vacuuming, dusting, and emptying trash within the Premises, as well as in the areas of the Building and Property that are for the common use of all of the Building’s occupants and invitees (the “Common Areas”), in accordance with Exhibit B attached hereto;
(iii) On-Site Maintenance Personnel, to manage and maintain the Premises, equivalent to 1.5 people to support leases with Tenant and American Railcar Leasing, LLC.
(iv) Heat and air-conditioning Monday through Friday from 6:00 a.m. to 6:00 p.m., Saturdays from 8:00 a.m. to 1:00 p.m., (Sundays and holidays excepted) (collectively, “Normal Business Hours”) sufficient to maintain comfortable temperature. Tenant shall have the ability to control the temperature for after-hours HVAC, and agrees to reimburse Landlord for Landlord’s charges, based upon the utility rate paid during the Base Year, for such service.
(v) Hot and cold water for drinking, lavatory and toilet purposes.
(vi) Operatorless passenger elevator service at all times.
(vii) Refuse and rubbish removal services.
(viii) Snow and ice removal from the sidewalks and parking areas designated for Tenant’s use hereunder.
(ix) Security services into which the Building’s computerized fingerprint system (or such other security system to be reasonably approved by Tenant) is tied.
(b) Landlord will provide the following amenities for Tenant and its employees: on-site conference facility use (for $250 per month, cancellable by either party upon six (6) months notice); discounted fees for the sports complex, if constructed; and meeting set-up and clean-up in ARL’s private railcar.
If Tenant requests any other utilities or building services in addition to and/or at time other than as identified in this Section, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. If the same are furnished, Tenant agrees that Rent may be increased by an amount equal to Landlord’s actual costs for such utilities or building services.

Notwithstanding anything to the contrary in this Lease in the event of: (a) any utility or service interruption (but not any interruption caused solely by a utility or service provider), or (b) any repairs, replacements, alterations or improvements undertaken by Landlord which interfere with Tenant’s parking, or access to and/or use and enjoyment of Premises, or (c) any failure by Landlord to perform its lease obligations properly and in a timely fashion, or (d) any other condition (other than casualty or condemnation) by which the Premises are rendered untenantable due to the direct acts or omissions of Landlord (any of the foregoing, an “Adverse Condition”), then (i) Landlord shall use commercially reasonable efforts to eliminate such Adverse Condition as soon as practicable, and (ii) if and to the extent that any such Adverse Condition renders the Premises, or any part thereof, to be untenantable or inaccessible and Tenant does not operate in the Premises due solely to such untenantability or inaccessibility for two (2) consecutive days after notice to Landlord, Tenant’s obligations to pay Rent shall equitably abate with respect to the Premises or such part, for the balance of the period of untenantability or inaccessibility (it being agreed that for purposes of this paragraph, untenantability or inaccessibility for less than four (4) Normal Business Hours on any business day shall be disregarded, and untenantability or inaccessibility for four (4) Normal Business Hours or more shall be regarded as untenantability or inaccessibility for the entire business day).
6. PARKING.
(a) At all times during the term of this Lease, Landlord shall provide at least five (5%) parking spaces for each 1,000 square feet of Premises for Tenant’s use. Tenant shall have exclusive use (except for use by American Railcar Leasing, LLC) of: (i) the triangular parking lot between North Main Street and Riverside Drive; (ii) the surface lot located between the Building and the Foundry Arts Centre; and (iii) the Clark Street hillside parking lot. Landlord further agrees that during the Term hereof, Tenant may use the surface lot located behind the Foundry Arts Centre.
(b) Landlord shall designate five (5) parking spaces in the courtyard for Tenant’s exclusive use and install signage therefor at Landlord’s expense. Tenant agrees to waive the use of such spaces should Landlord construct indoor parking in a location reasonably acceptable to Tenant, and designate five (5) parking spaces for Tenant’s exclusive use therein at no additional cost to Tenant.
(c) Landlord shall designate twelve (12) parking spaces adjacent to the Building for Tenant’s and American Railcar Leasing’s visitors and for handicapped access. Landlord agrees to maintain the signage designating those spaces as being reserved for such users.
Landlord represents and warrants that the above-mentioned parking rights are binding upon and enforceable against the current owners of the properties upon which the parking spaces are located, and their successor and assigns.
7. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights:
(a) To name the Building and to change the name or street address of the Building.
(b) To install and maintain a sign or signs on the exterior or interior of the Building.
(c) To designate all sources furnishing sign painting and lettering, ice, drinking water, towels, toilet supplies, and like services used on the Premises.
(d) During the last ninety (90) days of the term, if during or prior to that time Tenant vacates the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant’s obligation to pay rental for the Premises.

(e) To constantly have pass keys to the Premises.
(f) On reasonable prior notice to Tenant, to exhibit the Premises to prospective tenants during the last one hundred eighty (180) days of the term, and to any prospective purchaser, mortgagee, or assignee of any mortgage of the Property and to others having a legitimate interest at any time during the term.
(g) At any time in the event of an emergency, otherwise at reasonable times, to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Building or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Building or in order to comply with all laws, orders and requirements of governmental or other authority.
8. REPAIRS.
(a) Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in any part or appurtenance of the Building’s plumbing, electrical, heating, air-conditioning or other systems serving, located in, or passing through the Premises. Landlord, at Landlord’s expense, shall keep the Premises, the Building, and the Property, including but not limited to the elevators, electrical lines, plumbing, heating and air-conditioning equipment, walls, doors, windows, roof, landscaping and parking areas in good order and repair, and in compliance with all applicable laws and regulations. Landlord acknowledges and agrees that this Lease is a full service lease and that all costs associated with repairs, replacements and maintenance of the Premises and the Building shall be at Landlord’s cost.
(b) Landlord shall make commercially reasonable efforts to avoid unreasonably interfering with Tenant’s business operations in the Premises at all times when performing repairs and maintenance on the Premises and the Building.
9. ALTERATIONS. No structural alteration, addition, improvement, service or refinishing of or to the Premises exceeding $10.00 per square foot shall be made by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. The work described in the prior sentence, and all other work to the Premises by Tenant (collectively, “Alterations”) shall be performed strictly in accordance with all applicable building codes and governmental authority regulations and, where required, pursuant to validly issued permits required for such work. All such Alterations, additions or improvements and any fixtures installed by Tenant shall become the property of Landlord upon the expiration or sooner termination of this Lease, provided that, unless Landlord provides otherwise in writing, prior to expiration or earlier termination of this Lease Tenant shall remove: (1) all cabling installed by Tenant or on behalf of Tenant in the Premises and Building; and (2) any items that were expressly identified by Landlord for removal at or prior to the time of approval of their installation, and Tenant shall repair any damage from removal. Tenant shall not permit any mechanics’ liens to be filed against the Building or Property or land on which it is located or against Tenant’s leasehold interest in the Premises by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Premises through or under Tenant, whether prior or subsequent to the commencement of the Term hereof. If any such mechanics’ lien shall at any time be filed it shall constitute a default under the provisions of this Lease.
10. LANDLORD REPAIR OBLIGATIONS. Within three (3) months after the Commencement Date, Landlord shall either (a) install insulation under the portion of the Premises commonly known as “the barn” or (b) provide heat (at Landlord’s expense and as approved in Tenant’s sole discretion) as necessary throughout the term of the Lease to raise the average temperature near the floor of the barn to the same temperature as the remainder of the Premises. Landlord shall make commercially reasonable efforts to avoid unreasonably interfering with Tenant’s business operations in the Premises.

11. ENVIRONMENTAL POLLUTANTS.
(a) Tenant agrees that no Environmental Pollutants (as hereinafter defined) other than customary office supplies, maintenance supplies, construction supplies and cleaning supplies in amounts customary for office use and construction and maintenance of office improvements, which are stored and handled in accordance with all applicable Environmental Laws (as hereinafter defined), will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property by Tenant, its agents, employees, invitees, contractors, or any subtenants. Landlord and its agents and representatives are hereby granted a right of entry and access to the Premises at any reasonable time on reasonable advance notice to Tenant for purposes of ascertaining Tenant’s compliance with this Section. In exercising its rights hereunder, Landlord shall use its reasonable efforts to minimize disruption of Tenant’s operations in the Premises.
(b) As used herein, “Environmental Pollutants” shall mean, without limitation, toxic or hazardous substances or wastes, “special wastes”, “universal wastes”, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products or their by-products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended and other applicable federal, state and local environmental laws and regulations. Further, “Environmental Laws” shall mean all federal, state and municipal laws, statutes, regulations, codes, orders, decrees, ordinances, rules and regulations or any judicial or administrative order or judgment and all principles of common law applicable to environmental and ecological conditions, Environmental Pollutants and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to or concerning Environmental Pollutants, health, pollution, public health and safety or environmental or ecological conditions. “Environmental Actions” refers to any complaint, summons, citation, notice (written or oral), investigation, directive order, claim, cause of action, action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving actual or alleged violations of Environmental Laws, the presence, or release into the environment or human exposure to any Environmental Pollutant from or onto the Premises or the environment. “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action.
(c) Landlord hereby agrees to defend, indemnify and hold harmless the Tenant from and against any Environmental Liabilities and costs arising out of any release, discharge, emission, disposal or presence of Environmental Pollutants that occurred in the Building prior to the Commencement Date or that arise due to the acts of Landlord, other than Environmental Pollutants introduced by Tenant to the Premises after the Commencement Date. This indemnity shall survive expiration or termination of this Lease.

12. INSURANCE REQUIREMENTS.
(a) Tenant, at Tenant’s sole cost and expense, shall maintain commercial general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, Building and land on which they are located, in or about the adjoining street and pathways, such insurance to afford protection to the limits of not less than $1,000,000 in respect to injury to death to a single person, $1,000,000 in respect to any one occurrence, and $1,000,000 in respect to property damage.
(b) Landlord agrees to carry an “all risks” real property insurance policy on the Building in an amount of not less than the replacement cost.
(c) All of Tenant’s policies of insurance shall be in form and substance reasonably satisfactory to Landlord, and a certificate of insurance shall be held by Landlord. Not less than ten (10) days prior to the expiration of each policy, a notice of renewal shall be delivered to Landlord, and not less than five (5) days after any premium on each policy shall be due and payable there shall be delivered to Landlord evidence of such payment satisfactory to Landlord.
(d) All of Landlord’s policies of insurance shall be in form and substance reasonably satisfactory to Tenant, and a certificate of insurance shall be held by Tenant. Not less than ten (10) days prior to the expiration of each policy, a notice of renewal shall be delivered to Tenant, and not less than five (5) days after any premium on each policy shall be due and payable there shall be delivered to Tenant evidence of such payment satisfactory to Tenant.
(e) Neither Landlord nor Tenant (nor any subtenant or assignee of Tenant) shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.
13. INDEMNIFICATION.
(a) To the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and the Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the “Landlord Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Landlord Indemnitees, including without limitation reasonable attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties, other than the Landlord Indemnitees, that may arise from the negligence or willful misconduct of Tenant or any of Tenant’s agents, members, partners, employees, subtenants, contractors, licensees, invitees, servants, or representatives (collectively, “Tenant Party”), except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Indemnitee. Such third parties shall not be deemed third party beneficiaries of this Lease. If any action, suit or proceeding is brought against any of the Landlord Indemnitees by reason of the negligence or willful misconduct of Tenant or any Tenant Party, then Tenant will, at Tenant’s sole cost and expense and at the option of said Landlord Indemnitees, by counsel reasonably approved by said Landlord Indemnitees (and Landlord Indemnitees shall be deemed to have approved any counsel designated by Tenant’s insurance company), resist and defend such action, suit or proceeding. In addition, to the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify the Landlord Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or the other Landlord Indemnitees, including reasonable attorneys’ fees and expenses, whether by reason of, or by reason of any claim for, any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the use of, or from any work or thing whatsoever done in, any part of the Premises or by Tenant or Tenant’s Party, about the Building or Property.

(b) To the extent not expressly prohibited by law, Landlord agrees to hold harmless and indemnify Tenant and the Tenant’s agents, partners, shareholders, members, officers, directors, beneficiaries, subtenants, and employees (collectively, the “Tenant Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Tenant Indemnitees, including without limitation reasonable attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties, other than the Tenant Indemnitees, that arise from the negligence or willful misconduct of Landlord or any of Landlord’s agents, members, partners, employees, contractors, licensees, invitees, servants, or representatives (collectively, “Landlord Party”), except to the extent resulting from the negligence or willful misconduct of Tenant or any Tenant Indemnitee. Such third parties shall not be deemed third party beneficiaries of this Lease. If any action, suit or proceeding is brought against any of the Tenant Indemnitees by reason of the negligence or willful misconduct of Landlord or any Landlord Party in the Common Area of the Building or Property, then Landlord will, at Landlord’s sole cost and expense and at the option of said Tenant Indemnitees, by counsel reasonably approved by said Tenant Indemnitees (and Tenant Indemnitees shall be deemed to have approved any counsel designated by Landlord’s insurance company), resist and defend such action, suit or proceeding. In addition, to the extent not expressly prohibited by law, Landlord agrees to hold harmless and indemnify the Tenant Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Tenant or the other Tenant Indemnitees, including reasonable attorneys’ fees and expenses, whether by reason of, or by reason of any claim for, any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the use of, or from any work or thing whatsoever done in, any part of the Common Area or by Landlord or Landlord’s Party, about the Building or Property, or arising from any condition of the Building or the Common Area due to or resulting from any default by Landlord in the keeping, observance or performance of any provision contained in this Lease, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Indemnitees.
14. SURRENDER; HOLDING OVER. At the expiration of this Lease, Tenant shall vacate the Premises in a broom-clean condition. If Tenant shall continue to occupy and remain in the Premises at the expiration of the term, Tenant shall pay monthly an amount equal to 125% of the last month’s Rent of the just-expired term for the first initial three (3) months of such holdover period. Thereafter, Tenant’s monthly rental obligation shall be 150% of the last month’s Rent of the just-expired term. During the initial three (3) months of the holdover period, Tenant shall not be liable for any Landlord direct, indirect or consequential damages related to the holdover.
15. ASSIGNMENTS AND SUBLETTING. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed: (a) assign, convey, mortgage, pledge, encumber or otherwise transfer (whether voluntarily or otherwise) this Lease or any interest under it; (b) allow any transfer thereof or any lien upon Tenant’s interest by operation of law; (c) sublet the Premises or any part thereof, or (d) permit the use or occupancy of the Premises or any part thereof by any one other than Tenant. Notwithstanding the foregoing, Tenant may assign or sublease the Premises to any related entity or affiliate, or to any entity to with which Tenant merges or combines, or to an entity to which Tenant sells substantially all of its assets.

If this Lease be assigned or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant’s covenants contained in this Section or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Landlord and Tenant shall evenly split any portion of the sublease rent that exceeds the Rent due from Tenant for the subleased space; provided, however that Tenant shall receive all such excess sublease rent until the amount collected by Tenant equals Tenant’s expenses incurred from its sublease of all or a portion of the Premises (e.g. commissions, legal fees, and improvements).
16. CASUALTY. If the Premises are made untenantable in whole or in part by fire or other casualty, the Rent, until repairs are substantially completed and the Premises are tenantable for Tenant’s normal operations, or the lease terminated as hereinafter provided, shall be apportioned on a per diem basis according to the part of the Premises which is usable by Tenant. If such damage shall be so extensive that the Premises cannot be restored by Landlord within a period of six (6) months, either party shall have the right to cancel this Lease by notice to the other given at any time within thirty (30) days after the date of such damage. In the event of giving effective notice pursuant to this Section, this Lease and the term and the estate hereby granted shall expire on the date fifteen (15) days after the giving of such notice as fully and completely as if such date were the date hereinbefore set for the expiration of the term of this Lease. If this Lease is not so terminated, Landlord will promptly repair the damage at Landlord’s expense; provided however, such repairs shall not take more than six (6) months. If the actual time to restore the damage exceeds six (6) months from the date of the casualty, Tenant shall have the right to terminate this Lease by written notice given within thirty (30) days after the expiration of such six-month period, in which event this Lease shall terminate thirty (30) days after the date of Tenant’s notice unless Landlord completes its restoration prior to the expiration of such thirty (30) day period. In all casualty events, unless the Lease is terminated as provided above, Landlord agrees to diligently pursue completion of the Building’s and Premises’ repair and restoration.
17. EMINENT DOMAIN.
(a) In the event that title to the whole or any part of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title and Landlord shall be entitled to receive the entire award, Tenant hereby assigning to Landlord Tenant’s interest therein, if any.
(b) In the event that title to a part of the Building other than the Premises shall be so condemned or taken and if in the opinion of Landlord, the Building should be restored in such a way as to alter the Premises materially, Landlord or Tenant may terminate this Lease and the term and estate hereby granted by notifying the other party of such termination within sixty (60) days following the date of vesting of title, and this Lease and the term and estate hereby granted shall expire on the date specified in the notice of termination, not less than sixty (60) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set for the expiration of the term of this Lease, and the Rent hereunder shall be apportioned as of such date.

18. LANDLORD’S REMEDIES. All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of the violation or attempted violation of any of the covenants, agreements or conditions of this Lease.
(a) If Tenant defaults in the payment of Rent, and such default continues for ten (10) days after written notice by Landlord; then and in any such event Landlord may, at its election, on five (5) days notice of such election to Tenant, either terminate the lease and Tenant’s right to possession of the Premises or, without terminating this Lease, endeavor to relet the Premises. Nothing herein shall be construed so as to relieve Tenant of any obligation, including the payment of rental as provided in this Lease.
(b) If Tenant defaults in the performance of any other provision of this Lease, and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after written notice from Landlord, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion; then and in any such event Landlord may, at its election, on five (5) days notice of such election to Tenant, either terminate the lease and Tenant’s right to possession of the Premises or, without terminating this Lease, endeavor to relet the Premises.
(c) Upon any termination of this Lease, whether by lapse of time or otherwise, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess the Premises and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.
(d) If Landlord elects, without terminating the lease, to endeavor to relet the Premises, Landlord may, at Landlord’s option enter into the Premises, remove Tenant’s signs and other evidence of tenancy, and to take hold possession thereof without such entry and possession terminating the lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full term as hereinafter provided. Upon and after entry into possession without termination of the lease, Landlord may relet the Premises or any part thereof for the account of Tenant to any person, firm or corporation other than Tenant for such rent, for such time and upon such terms as Landlord shall determine, to be reasonable. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent deemed by Landlord necessary or desirable. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the Rent reserved in this Lease, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand; and if the consideration so collected from any such reletting is more than sufficient to pay the full amount of the Rent reserved herein, together with the costs and expenses of Landlord, Landlord, at the end of the stated term of this Lease shall account to Tenant.
(e) Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the term or of Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit.

(f) Tenant agrees that if it shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, and after reasonable notice or demand and without waiving, or releasing Tenant from, any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith to pay expenses and employ counsel. All sums so paid by Landlord and all expenses in connection therewith, together with interest thereon at the rate of 10% per annum from the date of payment, shall be deemed additional rent hereunder and payable at the time of any installment of Rent thereafter becoming due and Landlord shall have the same rights and remedies for the non-payment thereof, or of any other additional rent, as in the case of default in the payment of Rent.
(g) If Tenant shall (i) apply for consent to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (ii) admit in writing its inability to pay its debts as they come due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the federal Bankruptcy Code, or (v) file an answer admitting the material allegations of a petition filed against Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the federal bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating Tenant insolvent or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, then, in any of such events, Landlord may give to Tenant a notice of intention to end the term of this Lease specifying a day not earlier than ten (10) days thereafter, and upon the giving of such notice the term of this Lease and all right, title and interest of the Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the term.
(h) Notwithstanding anything to the contrary in this Lease, Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant.
19. TENANT’S REMEDIES. All rights and remedies of Tenant herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Tenant shall be entitled to the restraint by injunction of the violation or attempted violation of any of the covenants, agreements or conditions of this Lease.
(a) If Landlord shall fail to perform any of its obligations when and as due under this Lease, which default continues for a period of more than thirty (30) days after written notice from Tenant specifying such default (or as to any default which requires more than thirty (30) days to remedy, if such cure is not commenced promptly or pursued diligently and continues for more than one (1) year) Tenant, in addition to any rights and remedies available to it under applicable law, may at its option upon written notice: (1) sue for injunctive relief; and/or (2) sue for specific performance; and/or (3) sue for damages, and/or (4) terminate this Lease.
(b) If Landlord fails to perform any of its obligations under this Lease, and such failure continues for thirty (30) days after written notice, Tenant shall have the right, but not obligation to take such actions as are reasonably necessary to cure that failure, at Landlord’s cost and expense. Landlord agrees to reimburse Tenant for the reasonable costs and expenses incurred by Tenant within thirty (30) days after Tenant’s presentment of paid invoices. Notwithstanding the foregoing, in the event any failure by Landlord to perform its obligations under this Lease (a) creates an unsafe or unhealthy condition, (b) causes or threatens to cause damage to Tenant’s personal property and equipment, or (c) unreasonably interferes with Tenant’s use of the Premises and other shared use areas of the Building and grounds, then Tenant shall provide such oral or written notice as is reasonable under the circumstances and Tenant shall give Landlord such shorter time to cure its failure as is reasonable under the circumstances before exercising self-help. If Landlord fails to timely reimburse Tenant for its costs to cure Landlord’s default, Tenant may offset such amount from its rental payments.

20. ESTOPPEL CERTIFICATES.
(a) Tenant agrees that from time to time upon not less than twenty (20) days prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (ii) the dates to which the Rent and other charges have been paid, and (iii) that, so far as the person making the certificate knows, Landlord is not in default under any provision of this Lease, and, if Landlord is in default, specifying each such default of which the person making the certificate may have knowledge, it being understood that any such statement so delivered may be relied upon by any landlord under any ground or underlying lease, or any prospective purchaser, mortgagee, or any assignee of any mortgage, of the Property.
(b) Landlord agrees that it shall from time to time upon not less than twenty (20) days prior request by Tenant, Landlord will deliver to Tenant a certificate signed by Landlord certifying as to such matters as may be reasonably requested by Tenant, or Tenant’s designee. Any such certificate may be relied upon by any then current or prospective subtenant, assignee, purchaser or investor in Tenant and/or any affiliate of Tenant, or secured or unsecured lender to Tenant and/or any affiliate of Tenant.
21. SUBORDINATION OF LEASE. The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Property, and to the lien of any mortgage or mortgages now or hereafter in force against such leases and/or the Property, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided Tenant receives a subordination and non-disturbance agreement that is reasonably satisfactory to Tenant.
22. QUIET ENJOYMENT. So long as Tenant shall observe and perform the covenants and agreements binding on it hereunder, Tenant shall at all times during the term herein granted peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord, its successors or assigns.
23. NOTICES AND CONSENTS. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when sent by personal delivery, a recognized overnight delivery service providing evidence of delivery, or by United States Certified Mail, postage prepaid, (a) if for Tenant, addressed to Tenant at the Building, or at such other place as Tenant may from time to time designate by notice to Landlord, or (b) if for Landlord, addressed to the address first written above, or at such other place as Landlord may from time to time designate by notice to Tenant.
24. INVALIDITY OF PARTICULAR PROVISIONS. If any clause or provision of this Lease is declared illegal, invalid, or unenforceable by a court of competent jurisdiction because of present or future laws or any rule or regulation of any governmental body or entity, effective during its term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalid clause or provision is, in the determination of such court, so essential that the parties would not have entered this Lease without it.

25. WAIVER OF TRIAL BY JURY. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or any other statutory remedy.
26. PERSONAL PROPERTY TAXES. Tenant shall pay prior to delinquency all taxes assessed against or levied upon the personal property of Tenant located in the Premises, if nonpayment thereof shall give rise to a lien on the real estate, and when possible Tenant shall cause said personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s personal property shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s personal property.
27. BROKER’S FEE. Tenant agrees to pay its broker, CBRE, a fee with respect to this Lease. Tenant represents and warrants that, except for the fee payable to CBRE, there are no claims for brokerage commissions or finders’ fees in connection with the execution of this Lease, based on Tenant’s actions. Landlord agrees to indemnify Tenant and hold Tenant harmless from, all liabilities arising from any such claims based on Landlord’s actions (including, without limitation, the cost of counsel fees and costs in connection therewith).
28. GENERATOR. Tenant shall have the right to maintain, repair and replace its generator and related equipment located on the roof of the Building throughout the term of the Lease. Tenant, at its option, shall remove the generator upon Tenant’s surrender of the Premises.
29. SECURITY. Landlord agrees to consult with Tenant to ensure that the computerized fingerprint security system is in good working order and that all system entries are properly made. Tenant agrees to reasonably cooperate with Landlord regarding the same.
30. MISCELLANEOUS.
(a) If any term or provision of this Lease, or the application thereof, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
(b) No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.
(c) The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all personal liability as respects the performance of any covenants or agreements on the part of Landlord contained in this Lease thereafter to be performed so long as the transferee assumes all of Landlord’s obligations hereunder.
(d) Neither party has made any representations or promise, except as contained herein, or in some further writing signed by the party making such representation or promise.

(e) The term “Force Majeure” shall mean strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the reasonable control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure; provided that the party claiming the Force Majeure delay uses commercially reasonable efforts to minimize the extent and effect of the delay. Further, the existence of a casualty or condemnation shall not in of themselves be deemed to be a Force Majeure event with respect to the time for the parties to perform their respective obligations as set forth in such sections.
(f) Except as expressly otherwise herein provided, with respect to all required acts of Landlord or Tenant, time is of the essence of this Lease.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

LANDLORD		TENANT

ST. CHARLES PROPERTIES LLC		AMERICAN RAILCAR INDUSTRIES, INC.

Name:	/s/ Jim J. Unger	Name:	/s/ James Cowan
	Title: General Partner		Title: President and CEO
	Its:		Its:

EXHIBIT A
[Depiction of the Premises]

EXHIBIT B
JANITORIAL SERVICES
I.	Area B — Breakrooms/Coffee Areas
Daily:
1.	Empty all trash cans, replace liners, and remove trash to disposal area.

2.	Clean and sanitize sinks, countertops, and cabinets.

3.	Clean and sanitize coffee area.

4.	Dust mop all tile floor areas.

5.	Damp mop or wet mop all tile floor areas.

6.	Clean interior and exterior of microwaves.
Weekly:
1.	Wipe all doors, light switch covers, and walls to remove dust, dirt, smudges, and stains.
2.	Complete “low” dusting of all chair rungs, legs and sides of tables, and other surfaces.

3.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.
Monthly:
1.	Dust and clean wall and overhead vents to remove dust and dirt.

2.	Clean all baseboards to remove dirt, dust, stains, and scuff and heel marks.
II.	Area C — Cafeteria
Daily:
1.	Empty all trash cans, replace liners, and remove trash to disposal area.

2.	Clean and sanitize coffee area/employee station/microwave.

3.	Dust mop all tile floor areas. Sweep mop nightly.

4.	Damp mop or wet mop all tile floor areas.

5.	Clean interior and exterior of microwaves/employee station/coffee area.
Weekly:
1.	Wipe all doors, light switch covers, walls to remove dust, dirt, smudges, and stains.
2.	Complete “low” dusting of all chair rungs, legs and sides of tables, and other surfaces.

3.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.

4.	Every Friday dump items and clean out employee refrigerator.

5.	Dust and clean overhead vents to remove dust and dirt.
III.	Area E — Areas (Offices/Cubicles)
Daily:
1.	Empty all trash cans, replace liners, and remove trash to disposal area.

2.	Spot clean all glass (including glass walls and partitions).

3.	Dust mop all tile floor areas.
4.	Damp mop or wet mop all tile floor areas.

5.	Vacuum all carpeted areas, spot clean carpets as needed to remove spills, spots and stains.

3x Weekly:
1.	Thoroughly dust, desks, file cabinets, and other furniture and equipment.
Weekly:
1.	Wipe all doors, light switch covers, walls, and partitions to remove dust, dirt, smudges, and stains.

2.	Dust all windowsills, picture frames, ledges, and other exposed flat surfaces.
3.	Complete “low” dusting of all chair rungs, legs and sides of desks and tables, and other surfaces.

4.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.
Monthly:
1.	Sanitize all telephones.

2.	Dust and clean wall and overhead vents to remove dust and dirt.

3.	Clean all baseboards to remove dirt, dust, stains, and scuff and heel marks.
IV.	Area P — Public Lobbies Hallways, Stairs and Elevators
Daily:
1.	Clean and sanitize entrance doors and lobby glass to remove dust, dirt, stains, smudges and fingerprints.

2.	Clean, disinfect and polish all drinking fountains.
3.	Vacuum all carpeted areas, spot clean carpets as needed to remove spills, spots and stains.

4.	Dust mop all tile floor areas.

5.	Damp mop or wet mop all tile floor areas.

6.	Sweep and damp mop elevator cab floors.

7.	Vacuum and sweep stairwells and landings.

8.	Damp mop stairwell landings.
3 x Weekly:
1.	Thoroughly dust, desks, file cabinets, and other furniture and equipment.
2.	Dust all windowsills, picture frames, ledges, exit signs, and other exposed flat surfaces that are not dusted daily.
3.	Clean all elevator doors, walls, switch plates and controls to remove dust, dirt, stains, smudges and fingerprints.
Weekly:
1.	Clean and sanitize walls, doors, and light switch covers, to remove dust, dirt, and stains.
2.	Dust and wipe stairwell handrails to remove dust, dirt, stains, smudges and fingerprints.
3.	Complete “low” dusting of all chair rungs, legs and sides of desks and tables, and other surfaces.

4.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.
Monthly:
1.	Clean, scour and polish all elevator door runner tracks to remove dust, dirt and stains.

2.	Dust and clean wall and overhead vents to remove dust and dirt.

3.	Clean all baseboards to remove dirt, dust, stains, and scuff and heel marks.

V.	Area R — Restroom Area
Daily:
1.	Empty all wastepaper and sanitary napkin containers. Remove all refuse to trash disposal area.
2.	Refill soap and towel dispensers, toilet tissue holders, and sanitary napkin machines.

3.	Clean and sanitize all toilets, urinals, and urinal screens.

4.	Clean and sanitize sinks and washbasins. Polish fixtures.

5.	Wash and clean all mirrors to remove dust, dirt, smudges and fingerprints.

6.	Sweep restroom floors and damp mop with a germicidal disinfectant solution.
Weekly:
1.	Dust all partitions, ledges, light fixtures, and dispensers.

2.	Clean and sanitize walls to remove dust, dirt, smudges, stains and fingerprints.

3.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.
Monthly:
1.	Dust and clean overhead vents to remove dust and dirt.

2.	Clean and sanitize restroom partitions.

3.	Clean and sanitize both sides of restroom doors.
VI.	Area V — Conference Rooms
Daily:
1.	Empty all trash cans, replace liners, and remove trash to disposal area.

2.	Organize chairs around table and straighten room.

3.	Spot clean all glass (including glass walls and partitions).
4.	Vacuum all carpeted areas, spot clean carpets as needed to remove spills, spots and stains.
3 x Weekly:
1.	Thoroughly dust tables, file cabinets, and other furniture and equipment.
Weekly:
1.	Wipe all doors, light switch covers, walls, and partitions to remove dust, dirt, smudges, and stains.
2.	Complete “low” dusting of all chair rungs, legs and sides of desks and tables, and other surfaces.

3.	Complete “high” dusting of all corners and ceiling edges to remove cobwebs.
Monthly:
1.	Sanitize all telephones.

2.	Dust and clean wall and overhead vents to remove dust and dirt.

3.	Clean all baseboards to remove dirt, dust, stains, and scuff and heel marks.

VII.	Area X — Executive Offices
Daily:
1.	Empty all trash cans, replace liners, and remove trash to disposal area.

2.	Thoroughly dust desks, file cabinets, and other furniture and equipment.
3.	Vacuum all carpeted areas, spot clean carpets as needed to remove spills, spots and stains.
4.	Clean and sanitize coffee areas and small kitchen areas.

5.	Spot clean all glass (including glass walls and partitions).

6.	Clean and sanitize all private restrooms.
Weekly:
1.	Wipe all doors, light switch and receptacle covers, walls, and partitions to remove dust, dirt, smudges, and stains.

2.	Dust all windowsills, picture frames, ledges, and other exposed flat surfaces.
3.	Complete “low” dusting of all chair rungs, legs and sides of desks and tables, and other surfaces.

4.	Complete “high” dusting of all comers and ceiling edges to remove cobwebs.
Monthly:
1.	Sanitize all telephones.

2.	Dust and clean wall and overhead vents to remove dust and dirt.
Miscellaneous Services
1.	Carpet spotting included in contract. Complete water extraction for office will be provided at the rate of (.15) per square foot.

2.	Certificate of Insurance will be provided.

3.	Pre-employment background/police checks completed on each employee.
4.	Floor service can be provided upon request.

SCOPE OF WORK FOR PORTER

*	Porter shall be available for expected and unexpected Customer needs and to keep American Railcar Industries, Inc. “Customer Ready” at all times.
I.	Offices
Daily:
1.	Organize reading materials on coffee tables.

2.	Remove spots from carpet as necessary.

3.	Polish metal trim around doorways.

4.	Clean door frames and thresholds.

5.	Vacuum floor mats and runners.

6.	Remove fingerprints from entrance doors and partition glass.
II.	Public Areas
Daily:
1.	Clean entrance door glass, inside and out.

2.	Clean “Building Directory” and lobby glass.

3.	Vacuum entrance mat and carpeting and spot clean as necessary.

4.	Sweep and damp mop all hard surface floors as needed.

5.	Spot clean wall in corridors.

6.	Sweep and mop stairwells and landings.

7.	Clean all door glass, inside and outside.
Monthly:
1.	Lobby walls to be dusted.

2.	Entrance doors to suites to be polished.

3.	Ceiling and wall vents to be dusted.

4.	Kick plates to be polished.

5.	Fixtures will be cleaned.
III.	Restrooms
Daily:
1.	Clean and disinfect all toilets, toilet seats, urinals, sinks, and counter tops.

2.	Clean and polish mirrors, bright metal and other restroom fixtures.

3.	Spot clean all partitions, doors, and light switch covers.

4.	Wipe clean all paper dispensers and trash containers.

5.	Empty all waste receptacles replacing liners as needed.

6.	Restock all paper and soap dispensers.

7.	Fingerprints removed from door facings, light switch plates and partitions.

8.	Clean wall light fixtures.

9.	Flush any floor drain as needed.
10.	Spot clean walls around sinks.

11.	Sweep and damp mop floors with a sanitizer.

Weekly:
1.	Spot clean walls.

2.	Clean vents.

3.	High dust doors and frames.

4.	Clean restroom partitions and brackets.

5.	Dust furnishings.
Monthly:
1.	Empty soap dispensers, clean and refill.
VI.	Floors
A schedule to be provided by Bill Sandbothe.
Miscellaneous Services
1.	Arrange furniture.

2.	Clean janitor closet.

3.	Report any damage or unusual circumstances.

4.	Secure exterior doors, including the front door, and windows.

5.	Turn off lights.

6.	Turn on night lights.

7.	Carpet spotting included in contract.

8.	Certificate of insurance will be provided.

9.	Pre-employment background/police checks completed on each employee.